[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 2.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AND REDEMPTION AGREEMENT

between

BioOne Corporation

and

Cerus Corporation

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TABLE OF CONTENTS

PAGE

Appendix A	Definitions

Schedules

Schedule 1.5	Purchase Price Related Definitions
Schedule 4.1	Representations and Warranties of Seller
Schedule 4.2	Representations and Warranties of Buyer
Seller Disclosure Schedule

Exhibit 2.2(a)	Form of Accounting Opinion

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ASSET PURCHASE AND REDEMPTION AGREEMENT

This Asset Purchase and Redemption Agreement (this “Agreement”) between Cerus Corporation, a corporation organized under the laws of State of Delaware (“Cerus” or “Buyer”), and BioOne Corporation (“BioOne” or “Seller”), a corporation organized under the laws of Japan, is effective upon the date of latest signature below (the “Effective Date”). Seller and Buyer are referred to herein collectively as the “Parties” and each individually as a “Party”.

R E C I T A L S

WHEREAS, Seller and its Subsidiaries have been and are presently engaged in the sale, distribution, commercialization and other exploitation of technology products and systems related to the inactivation of pathogens and leukocytes in blood products (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets of Seller related to the Business (the “Sale”); and

WHEREAS, Buyer desires to sell to Seller, and Seller desires to purchase and redeem from Buyer, all of the outstanding and issued shares of Seller held by Buyer.

A G R E E M E N T

In consideration of the mutual promises contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SALE OF ASSETS AND RELATED TRANSACTIONS

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all right, title and interest of all assets, other than the Excluded Assets (defined below), owned by Seller (the “Purchased Assets”). The Purchased Assets shall include the following assets:

(a) all products and systems that use or are related to pathogen inactivation technology (collectively, the “Products”) including, illuminators, calibrators, external radiometer kits, spare parts, disposable products;

(b) all installation, service and calibration records related to the Products (in both hard copy and modifiable electronic copy form);

(c) all sales literature, catalogues, manuals (including technical manuals, operator manuals, support manuals and customer manuals) and other materials and documentation related to the sale, marketing, promotion, manufacturing, troubleshooting, installation, servicing, support and use of the Products either prepared by or for Seller or any Subsidiary (in both hard copy and modifiable electronic copy form);

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(d) all Books and Records, including those:

(i) pertaining to communications with the JRC and the MHLW (including a list of key contact persons and their contact information) including, their divisions, subdivisions, committees, subcommittees, informal study groups and other groups and individuals;

(ii) pertaining to communications with foreign equivalents of the JRC or the MHLW (including a list of key contact persons and their contact information) as well as similar governmental or non-governmental bodies, including their divisions, subdivisions, committees, subcommittees, informal study groups and other material groups and individuals;

(iii) pertaining to communications with potential business partners (including, by way of illustration, Terumo Corporation, Haemonetics Japan GK and Haemonetics Corporation) with respect to potential business alliances or similar business arrangements;

(iv) relating to the current and prospective customers for the Products, including customer lists;

(v) relating to the dealings between Seller or any Subsidiary, on the one hand, and the China Center for Pharmaceutical International Exchange and the State Food and Drug Administration of the government of China (including its subdivisions and regulatory authorities), on the other hand;

(vi) consisting of all studies, surveys, reports, specifications, methods, drawings and instructions, including those prepared by or for Seller and any Subsidiary or any of their customers (in both hard copy and modifiable electronic copy form);

(e) all of the rights and interests (including pre-paid deposits and royalties) under the Assumed Contracts, including the INTERCEPT Contracts, on and after the Closing Date;

(f) all Seller Group Intellectual Property Rights; and

(g) all Approvals and Permits relating to the Products (the “Product Registrations”), including copies of applications or, in the case of pending Product Registrations, applications in progress, for each such Product Registration (in both hard copy and modifiable electronic copy form) to the extent assignable or otherwise transferrable under Applicable Law, if any.

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For the avoidance of doubt, with respect to any Assumed Contract that contains any provision limiting, restricting or otherwise prohibiting any third party from disclosing or using information disclosed by Seller or any Subsidiary, Seller shall not provide or otherwise disclose any information to Buyer that is not included in the Purchased Assets.

1.2 Assumed Liabilities. Notwithstanding Section 1.4, on the Closing Date, Buyer shall assume the Liabilities under the Assumed Contracts arising from any occurrence after the Closing Date (the “Assumed Liabilities”).

1.3 Excluded Assets. The assets that constitute Excluded Assets shall include only the following (the “Excluded Assets”):

(a) cash and cash equivalents of Seller and its Subsidiaries;

(b) any Equity Securities in the China JV and in the Singapore Subsidiary;

(c) the Buyer Shares and the Redeemed Shares delivered to Seller by Buyer under this Agreement;

(d) the rights and interests in, to and under Contracts, other than the Assumed Contracts;

(e) any Contracts relating to the employment or services of employees, including any employment agreements to which the Singapore Subsidiary is a party;

(f) any Company Plans;

(g) Organizational Documents and Tax Records of Seller and its Affiliates;

(h) Accounting Books and Records of Seller and its Affiliates; and

(i) the Equity Securities held by Seller.

1.4 Excluded Liabilities. Buyer shall not assume, either directly or through the purchase of Equity Securities, or have any obligation to pay, discharge or perform any Liability of Seller or any Subsidiaries other than the Assumed Liabilities (the “Excluded Liabilities”). The Excluded Liabilities are not part of the Sale, are excluded from the Assumed Liabilities and shall be retained or assumed by, and be the responsibility of, Seller and/or its Subsidiaries. Excluded Liabilities shall include the Liabilities arising out of or related to:

(a) the Excluded Assets;

(b) the Purchased Assets;

(c) any subsidiary, including the China JV and the Singapore Subsidiary;

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(d) any Contract including any (i) breach or default of any Contract (including Assumed Contracts) by Seller or its Affiliate or (ii) payments or amounts due by Seller or its Affiliate under any Contract (including Assumed Contracts) on or prior to the Closing Date;

(e) any Taxes imposed upon Buyer or attributable to or imposed upon the Purchased Assets for the period prior to the Closing Date;

(f) any current or former employees of Seller or its Affiliate, including any Liabilities out of benefits (including retirement benefits), severance, compensation, Company Plans, payroll Taxes or otherwise;

(g) any Actions arising from or relating to any occurrence prior to the Closing; and

(h) any written or verbal warranty, guarantee or commitment of any kind made by Seller or its Affiliates to any Person (including any such warranty, guarantee or commitment relating to manufacturing, distribution and sales of any products, product warranties and the like).

1.5 Base Price for the Purchased Assets. The consideration for the Purchased Assets and Seller’s obligations set forth herein including Sections 5.1 (Call Right on Subsidiary Shares) shall be the Base Price (as described in Schedule 1.5) and the assumption of the Assumed Liabilities by Buyer. The Base Price in the aggregate consists of the Initial Purchase Price, the Holdback Amount, adjusted as applicable, and the Redemption Price.

(a) Buyer shall satisfy its obligation to deliver:

(i) the Initial Purchase Price and the Holdback Amount (in whole or in part) by issuing Buyer Shares to Seller at a per share value equal to the Reference Share Price, provided, however, that any fractional Buyer Share shall be rounded down to the nearest whole Buyer Share. Buyer shall not be liable for any other amount, unless stipulated otherwise in this Agreement; and

(ii) the Redemption Price by selling all right, title and interest of Buyer in and to all of the issued and outstanding shares of Seller held by Buyer (the “Redeemed Shares”) at the Redemption Price, which shall be set off against the Base Price.

(b) At the Closing, (i) Buyer shall (A) deliver to Seller the Initial Purchase Price (in the form of Buyer Shares), (B) assume the Assumed Liabilities by Buyer, and (C) sell all right, title and interest of Buyer in and to the Redeemed Shares at the Redemption Price; and (ii) Seller shall redeem and purchase from Buyer, the Redeemed Shares for the Redemption Price. Upon delivery of the Initial Purchase Price (in the form of Buyer Shares) and Buyer’s surrender to Seller of the Redeemed Shares, Buyer’s obligation to pay the Base Price to Seller shall be (and be deemed) satisfied, except with respect to the Holdback Amount, and Seller’s obligation to pay the Redemption Price to Buyer shall be (and be deemed) satisfied upon delivery of the Purchased Assets.

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(c) On the six (6)-month anniversary of the Closing, Buyer shall deliver to Seller the Holdback Amount (in the form of Buyer Shares); provided, however, that Buyer may deduct from the Holdback Amount that number of Buyer Shares equivalent to any outstanding amounts either (i) settled or otherwise determined with respect to resolved disputes or (ii) with respect to bona fide claims notified by Buyer to Seller for Buyer’s Losses then in dispute, in each case, related to any of Seller’s indemnification obligations arising under this Agreement. Upon such time that all such outstanding claims have been resolved and finally settled, any such remaining balance of the Holdback Amount shall be delivered to Seller as promptly as practicable.

(d) Seller shall pay all Taxes, if any, imposed on Seller under Japanese Law or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement.

1.6 Allocation. The Base Price shall be allocated among the Purchased Assets as Cerus shall reasonably determine in accordance with applicable Tax Law. No Party shall take a position on any Tax Return (including IRS Form 8594) before any Governmental Entity or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other Party or unless specifically required pursuant to a determination by an applicable Governmental Entity. The Parties shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

1.7 Buyback Right.

(a) Subject to Seller’s satisfaction of the Buyback Conditions (defined below) and applicable Law, Seller shall have the right to purchase the Purchased Assets from Buyer (the “Buyback Right”) if any of the following occurs prior to the expiration of the Holdback Period (the “Buyback Right Trigger”) by providing written notice to Buyer within five (5) Business Days after the applicable Buyback Right Trigger (the “Buyback Right Trigger Notice”):

(i) Buyer files a voluntary petition under Chapter 7 of the Bankruptcy Code;

(ii) Buyer has an involuntary petition under Chapter 7 of the Bankruptcy Code filed against it in which petition or proceeding is not dismissed within sixty (60) days;

(iii) Buyer commences a proceeding under Chapter 11 of the Bankruptcy Code;

(iv) Buyer makes a general assignment for the benefit of creditors;

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(v) Buyer has a trustee or liquidator appointed over its assets; or

(vi) Buyer becomes insolvent; or

(vii) Buyer ceases or threatens to cease engaging in business.

(viii) For the avoidance of doubt, the occurrence of any Buyback Right Trigger is not and shall not be deemed any breach or a default of this Agreement by Buyer.

(b) Within ten (10) Business Days after Buyer’s receipt of a Buyback Right Trigger Notice, Seller shall:

(i) pay to Buyer cash in an amount equal to the Redemption Price, sell the Redeemed Shares to Buyer, issue a number of new shares of Seller equal to the number of Redeemed Shares with the same rights, preferences and privileges of the Redeemed Shares, as determined by Seller in its sole discretion, and, in each case, obtain in advance all Approvals required with respect thereto;

(ii) irrevocably assign and transfer to Buyer, all Buyer Shares, free and clear of all Encumbrances, received by Seller under this Agreement;

(iii) irrevocably waive and revoke any right to receive further Buyer Shares under this Agreement; and

(iv) assume all of the Assumed Liabilities ((i), (ii), (iii) and (iv) collectively, the “Buyback Conditions”).

(c) Upon the complete satisfaction of the Buyback Conditions, Buyer shall transfer and assign to Seller all of its rights in and to the Purchased Assets on substantially the same terms and conditions set forth in Article II, as applicable, in substantially the same condition as initially purchased by Buyer from Seller.

(d) Subject to applicable Law, Buyer shall pay all Taxes, if any, imposed on Buyer under Japanese law or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Seller pursuant to this Section 1.7.

ARTICLE II

CLOSING

2.1 Closing Date. Subject to the satisfaction of the conditions in Article III, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Shin-Marunouchi Building, 29th Floor, 1-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-6529, Japan, on a date that is no later than August 31, 2010 (or at such other place and time upon which Buyer and Seller may agree). The date and time of the Closing is referred to herein as the “Closing Date”.

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2.2 Closing Actions and Deliveries by Seller. At the Closing and in form, substance or manner, as applicable, reasonably satisfactory to Buyer, Seller shall deliver (or cause to be delivered) to Buyer the following documents and instruments and shall take (or cause to be taken) the following actions:

(a) Accounting Opinion. Written opinion of, and duly executed by, a qualified independent third-party accountant dated the Closing Date, certifying that Seller (i) has sufficient and other adequate Distributable Amounts (bunpai kanou gaku) and (ii) has satisfied all other financial requirements under the Company Act and any other applicable Law to lawfully and validly acquire the Redeemed Shares and otherwise consummate the Redemption, substantially in the form attached hereto as Exhibit 2.2(a).

(b) Approval and Permits. Approvals and Permits, duly executed by the applicable third parties, including an Approval by the shareholders of Seller with respect to the Transaction.

(c) Designated Contracts Termination. Correct and complete copies of terminations of all Designated Contracts or other evidence that all Designated Contracts have been terminated, including true and complete copies of irrevocable consents to such termination by all parties.

2.3 Items to be Delivered at the Closing by Buyer. At the Closing and in form, substance or manner, as applicable, reasonably satisfactory to Seller, Buyer shall deliver (or cause to be delivered) to Seller the following documents and instruments and shall take (or cause to be taken) the following actions subject to Seller’s satisfaction of its obligations under Section 2.2:

(a) Buyer Share Certificates. At Buyer’s election, either (i) share certificates for the Buyer Shares, representing the Initial Purchase Price (the “Share Certificates”) or (ii) a copy of a certification by Buyer’s securities transfer agent that the Share Certificates have been issued to Seller, provided that Buyer shall promptly deliver such certification together with the Share Certificates promptly after the Closing.

(b) Redeemed Shares. All stock certificates and other instruments evidencing all of the Redeemed Shares.

2.4 Assignment and Assumption of Purchased Assets and Assumed Liabilities. At the Closing, Seller shall transfer and assign to Buyer all of Seller’s interest in and rights under the Purchased Assets. At the Closing, Buyer shall assume and agree to pay, discharge and perform when due the Assumed Liabilities.

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2.5 Limited Power of Attorney. As of the Effective Date, Seller hereby irrevocably appoints Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable to fulfill Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (a) to demand and receive any and all Purchased Assets, (b) to make endorsements and give receipts and releases (including with respect to Encumbrances on any Purchased Assets) for and in respect of the Purchase Assets; (c) to institute, prosecute, defend, compromise or settle any and all Actions with respect to the Purchased Assets and Assumed Liabilities; (d) to endorse and cash or deposit in an account of Buyer any and all checks or drafts received on account of any receivables under the Assumed Contracts; (e) to make any filings or execute any forms required in any jurisdiction to transfer or register any Seller Group Intellectual Property Rights or any other Purchased Assets; (f) to receive and open all mail, packages and other communications addressed to Seller and relating to the Business; and (g) in the name of Seller or otherwise, collect all receivables for Buyer’s own account. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

2.6 Termination of Agreements with Cerus. Upon consummation of the Closing without any further action by either Party, each agreement between Seller or either Subsidiary and Cerus including that certain supply agreement by and between Buyer and Seller, entered into in March 2010, but excluding any agreement where a third party is also a party thereto, shall terminate with immediate effect and no party thereto shall have any obligation to the other party or parties except for any payment obligations due and outstanding as of such termination.

2.7 Confirmation of no Liabilities. Seller and Buyer each acknowledge to the other Party that, from and after the Closing Date, neither Party will owe any liability in any respect of the other Party under any written or oral agreement or arrangement, except for the obligations expressly set forth in this Agreement.

2.8 Accounting Opinion Cost-Sharing. No later than five (5) Business Days, after the Closing, Buyer shall pay to Seller US$20,000, by wire transfer in immediately available funds to an account designated by Seller reasonably in advance, which Seller shall use solely for satisfying the costs and fees owed in connection with obtaining the Accounting Opinion.

ARTICLE III

CONDITIONS TO CLOSING

3.1 General Conditions. The obligations of the Parties to effect the Closing shall be subject to the following conditions unless waived in writing by all Parties:

(a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity nor shall any Action have been threatened or instituted and remain pending, that would prohibit or restrict the

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Contemplated Transactions. No Governmental Entity shall have notified any Party to this Agreement that consummation of the Contemplated Transactions would constitute a violation of any Laws of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the Closing.

(b) Governmental Approvals. To the extent required by applicable Law, the Parties shall have obtained all Permits and Approvals required to be obtained from any Governmental Entity.

(c) Shareholder Approval. The shareholders of Seller shall have approved of the consummation of the Transaction by resolution at a duly held meeting of shareholders.

3.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller contained herein shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b) No Material Adverse Change. There shall not have been any material adverse change in or affecting the Business or any of the Purchased Assets or Assumed Liabilities.

(c) Deliveries by Seller. Seller shall have delivered to Buyer each Transaction Document set forth in Section 2.2 (Closing Actions and Deliveries by Seller), duly executed by the parties thereto, as applicable.

(d) Officer’s Certificate of Seller. Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date, duly signed by an authorized officer of Seller to the effect that the conditions set forth in this Section 3.2 have been satisfied.

(e) China JV Buy-Out Right. For the avoidance of doubt, Seller and [*] shall have entered into the definitive agreement contemplated, and in accordance with the terms, in Section 5.1(a).

(f) Issuance of Share Certificates for the Redemption Shares. Seller shall have issued and delivered to Buyer share certificates representing the Redeemed Shares, provided that delivery may be made to a Representative designated by Buyer.

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3.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer contained herein shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b) Deliveries by Buyer. Buyer shall have delivered to Seller each Transaction Document set forth in Section 2.3 (Closing Actions and Deliveries by Buyer), duly executed by the parties thereto, as applicable.

(c) Officer’s Certificate of Buyer. Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date, duly signed by an authorized officer of Buyer to the effect that the conditions set forth in this Section 3.3 have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Except as otherwise clearly set forth on the Disclosure Schedule delivered to Buyer herewith, Seller hereby makes each and all of the representations and warranties set forth in Schedule 4.1.

4.2 Representations and Warranties of Buyer. Except as otherwise clearly set forth on the Disclosure Schedule delivered to Seller herewith, Buyer hereby makes each and all of the representations and warranties set forth in Schedule 4.2.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

5.1 Call Right on Subsidiary Shares.

(a) China JV Buy-Out. Promptly after the Effective Date, Seller shall use commercially reasonable efforts to enter into a definitive agreement, in form, substance or manner, as applicable, reasonably satisfactory to Buyer, prior to the Closing to purchase China [*] equity interest in the China JV as soon as practicable after the Closing. Subject to the China JV becoming a wholly owned subsidiary of Seller upon consummation of such purchase pursuant to the foregoing definitive agreement, Buyer shall promptly reimburse Seller for one-half (1/2) of the costs of such purchase up to [*].

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(b) Post-Closing Subsidiary Disclosure. No later than 60 days after the Closing Date, with respect to each Subsidiary, Seller shall provide to Buyer (i) a list of all of the assets of such Subsidiary, (ii) a description and supporting documentation of all of the such Subsidiary’s Intercompany Transactions, (iii) a list of all Accounts of such Subsidiary together with the names and identification of all Persons authorized to draw thereon or to have access thereto, and (iv) consolidated balance sheets of such Subsidiary and the related consolidated statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for the fiscal year ended May 31, 2010, and, in each case, Seller shall represent and warrant to Buyer that each of the foregoing (i) through (iv) is true and complete in all material respects.

(c) Subsidiary Shares Call Rights. Notwithstanding the entering into of the definitive agreement contemplated in Section 5.1(a) (China JV Buy-Out), from the Closing Date until the six (6)-month anniversary of the Closing Date unless terminated earlier by Buyer in its sole discretion with respect to one or both Subsidiaries (the “Subsidiary Call Period”), Buyer shall, by delivering notice to Seller, have the right but not the obligation (the “Call Right”) to require Seller to perfect the transfer of all of the equity in either Subsidiary owned by Seller (the “Subsidiary Shares”) to Buyer (at no cost) as the record owner of the Subsidiary Shares, and, upon delivery of such notice, such Subsidiary Shares shall be deemed Purchased Assets for all purposes hereunder. During the Subsidiary Call Period Buyer shall reimburse Seller for the actual monthly costs of operating such Subsidiary during the Subsidiary Call Period up to [*] per month in the case of the China JV and up to [*] per month in the case of the Singapore Subsidiary, prorated on a daily basis with respect to any period during the Subsidiary Call Period that is less than a full month. For the avoidance of doubt, Buyer may exercise the Call Right on an individual basis with respect to either Subsidiary, or simultaneously or at different times with respect to both Subsidiaries.

(d) Seller Actions to Effect Subsidiary Call Right. Without limiting the generality of Section 8.3 (Best Efforts; Further Assurances), in each case in form, substance or manner, as applicable, reasonably satisfactory to Buyer, in connection with recording Buyer as the record owner of any Subsidiary Shares called pursuant to the Call Right, Seller shall:

(i) Transfer such Subsidiary Shares in the name of Buyer free and clear of any Encumbrances;

(ii) represent and warrant that Buyer is the record owner of such Subsidiary Shares and make the representations and warranties set forth herein mutatis mutandis, as applicable, to Buyer

(iii) represent and warrant that the applicable Subsidiary has no Liabilities, provided that, to the extent such Subsidiary has Liabilities, fully indemnify Buyer for such Liabilities;

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(iv) cause the resignation of the directors, officers or managers of the applicable Subsidiary as designated by Buyer and provide copies of duly executed resignations of such persons; and

(v) deliver correct and complete copies of terminations of all Intercompany Transactions or other evidence that all Intercompany Transactions (including all Intercompany Loans) and Related Party Transactions between Seller and the China JV have been terminated, effective as of the date of Buyer’s purchase of the China JV from Seller together with releases from Seller’s Affiliates related to all Intercompany Transactions in favor of Buyer and its Affiliates; provided, however, that Buyer shall have the right (but not the obligation) to cause the assignment to Buyer or its designated Affiliate of Seller’s rights, interests and obligations under any Contract with respect to any Intercompany Transaction.

Upon Buyer becoming the record holder of any Subsidiary Shares, such Subsidiary Shares shall be deemed part of the Purchased Assets.

5.2 Seller’s Conduct of Business; Maintenance of Purchased Assets and Subsidiaries. Seller shall, and subject to actions that Seller is required to take pursuant to this Agreement, conduct the Business only in, and shall not take any action with respect to the Business except, in the ordinary course of business and in a manner consistent with past practice, and shall keep intact the Business and the Purchased Assets. Seller shall promptly notify the Buyer of any event or occurrence not in the ordinary course of the Business, and any event of which may reasonably be expected to have a material effect (adverse or otherwise) on the Business or the Purchased Assets. Seller’s obligations under this Section 5.2 shall apply from the date hereof until (a) the Closing with respect to the Business taken as a whole and the Purchased Assets, and (b) the expiration of the Subsidiary Call Period with respect to the China JV or the Singapore Subsidiary, as applicable.

5.3 Seller Intellectual Property.

(a) Seller agrees to (a) deliver to Buyer all forms and other documents reasonably requested by Buyer to assign all rights, title and interests in any jurisdiction in and to the Seller Group Intellectual Property Rights to Buyer, as soon as practicable after the Closing Date; and (b) provide any cooperation and perform any other acts as may be reasonably necessary or appropriate, in the opinion of Buyer’s counsel, to assign and convey to Buyer all rights, title and interests in any jurisdiction in and to the Seller Group Intellectual Property Rights.

(b) Seller agrees that, from and after the Closing Date, it shall not, and it shall cause its Affiliates not to, use any of the Seller Group Intellectual Property Rights. If Seller or any assignee of Seller owns or has any right or interest in any Seller Group Intellectual Property Rights that could not be, or for any reason were not, assigned to Buyer at the Closing, Seller hereby grants or shall cause to be granted to Buyer, as promptly as practicable, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to exercise all rights in and to such Seller Group Intellectual Property Rights.

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(c) If Buyer is unable to enforce its rights to and under the Seller Group Intellectual Property Rights against a third party as a result of any applicable Law that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Buyer such rights as may be required by Buyer to enforce its rights to and under the Seller Group Intellectual Property Rights in its own name. If such assignment still does not permit Buyer to enforce its rights to and under the Seller Group Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name; provided, however, that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the costs and expenses of such proceedings.

5.4 Cooperation. After the Closing, upon the request of Buyer, Seller shall (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (b) cooperate with Buyer, at Buyer’s expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of Seller’s Business before the Closing Date. After the Closing, Seller shall (w) cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing; (x) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (y) refer to Buyer all inquiries relating to such business; and (z) promptly deliver to Buyer (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any cash or other property that Seller receives and that properly belongs to Buyer, including any insurance proceeds, payments with respect to receivables and interest payable thereon. Neither Seller nor any of its Affiliates shall take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

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5.5 Transition Services. On and after the Closing at the reasonable request of Buyer, Seller shall provide to Buyer certain transition services, including access to and the right to use warehouses, offices and other storage areas in Tokyo for storing, holding and otherwise maintaining illuminators, Books and Records and other Purchased Assets, for a reasonable period following the Closing (the “Transition Services”). Buyer shall reimburse Seller for Seller’s actual direct cost (which shall not include a profit component) to provide the Transition Services. Seller agrees to use commercially reasonable efforts to provide the Transition Services in substantially the same manner and at substantially the same level as such Transition Services were performed by Seller prior to the Effective Date and warrants that all Transition Services shall be performed in compliance with applicable Law.

5.6 Waiver, Release and Discharge. Effective upon the Closing, except as expressly set forth in this Agreement, Seller, for itself, its shareholders, and Affiliates, hereby irrevocably waives, releases and discharges Buyer and its Affiliates and their respective shareholders directors, officers and employees (as of immediately after the Closing) from any and all Liabilities and obligations of any kind or nature whatsoever (including in respect of rights of contribution or indemnification or other similar right or remedy), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under this Agreement or under any other agreement or understanding, at law or equity, or otherwise and neither Seller nor any of its shareholders or Affiliates will seek to recover any amounts in connection therewith or thereunder from Buyer, its Affiliates and their respective shareholders, directors, officers and employees (as of immediately after the Closing).

5.7 Non-Competition. Until the third (3rd) anniversary of the Closing Date, Seller shall not directly or indirectly engage in, own, manage, control or participate in any business or activities that would compete in whole or in part with the Business.

5.8 Restrictions on Transfer.

(a) Seller understands that neither the Buyer Shares nor the offer and sale thereof has been registered under the Securities Act or the securities Laws of any state and there is as of the Effective Date no public market for such securities. Seller further understands that the Buyer Shares may not be sold, offered for sale or transferred in any manner for an indefinite period of time unless sold pursuant to (a) the provisions of Regulation S under the Securities Act, (b) an effective registration statement under the Securities Act and applicable state Laws, or (c) an available exemption from registration under the Securities Act and applicable state Laws, in each case to the reasonable satisfaction of Buyer and its counsel. Seller agrees that it will make no sale, offer to sell or transfer of any Buyer Shares except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act and applicable state Laws, or an available exemption from registration, in each case to the reasonable satisfaction of Buyer and its counsel. Further, Seller agrees that it will not engage in any hedging transactions with regard to the Buyer Shares unless in compliance with the Securities Act. Seller further understands and agrees that Buyer will, to the extent required by Regulation S, refuse to register any transfer of the Buyer Shares not made in compliance with Regulation S, pursuant to an effective registration under the Securities Act, or pursuant to an exemption from registration under the Securities Act.

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(b) Each certificate representing the Buyer Shares issued pursuant to this Agreement shall be stamped or otherwise imprinted with legends substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT, OR UNLESS IN ACCORDANCE WITH REGULATION S PROMULGATED UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND, IN EITHER CASE, THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON ANY SALE OR OTHER DISPOSITION AS SET FORTH IN AN AGREEMENT ENTERED INTO BETWEEN THE ISSUER AND THE HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.”

ARTICLE VI

INDEMNIFICATION

6.1 Obligations of Seller. Seller agrees to indemnify and hold harmless Buyer, its Affiliates and their respective directors, shareholders, officers, employees, affiliates, agents and assigns (collectively, “Indemnified Parties”) from and against any and all Losses suffered, sustained, incurred, directly or indirectly, as a result of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Seller in this Agreement, any other Transaction Document or in any other agreement or certificate delivered or provided by Seller in connection with this Agreement or the Transaction;

(b) any material breach of any covenant or agreement on the part of Seller set forth in this Agreement, other Transaction Documents or any agreement or certificate executed and delivered or provided by Seller in connection with this Agreement or the Transaction;

(c) any Liability of Seller, any Subsidiary or any of its or their respective Associates or Affiliates which are not Assumed Liabilities;

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(d) any Action in connection with the Designated Contracts;

(e) any Action by the other shareholder(s) of the China JV; or

(f) any Excluded Assets or Excluded Liabilities.

6.2 Audit Matters. Seller shall have the responsibility for, and the right to control, at Seller’s expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and shall have the right to participate in and approve the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending (or treated by this Agreement as ending) on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes of Buyer or any Subsidiary for any period beginning at or after the Closing or if any Subsidiary is jointly or severally liable as to such return as a result of its inclusion in such group prior to the Closing Date.

6.3 Procedure.

(a) Notice. In the event that an Indemnified Party seeks any indemnification with respect to any Loss, Buyer shall give notice thereof to Seller (the “Indemnifying Party”) as promptly as practicable. Notwithstanding the foregoing, (i) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing, and (ii) the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party’s failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters within the scope of an Indemnifiable Claim, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. The Parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder.

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6.4 Payment; Tax Adjustments.

(a) For all claims that are within the scope of Section 6.1 Buyer shall offset the amount of Losses in respect of such claim against the Holdback Amount.

(b) Any indemnity payments otherwise due and payable under this Article VI shall be (a) decreased to the extent of any net actual reduction of Tax Liability that is actually realized by the Indemnified Party upon payment of an indemnifiable loss and (b) increased to the extent of any net actual increase in Tax Liability that is actually imposed on the Indemnified Party upon the receipt of an indemnity payment pursuant to this Article VI (including any increase thereof pursuant to this Section 6.4).

6.5 Survival of Representations and Warranties. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant to this Agreement shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any other Transaction Documents delivered pursuant to this Agreement shall survive the Closing until the expiration of the Holdback Period, and shall thereafter expire, except that any representation or warranty with respect to which a claim has been made for a breach thereon prior to such date shall survive until such claim is resolved. The limitations on survival set forth in this Section 6.5 shall not apply to (a) the representations and warranties set forth in the following Sections of Schedule 4.1: 1 (Organization and Related Matters), 2 (Capitalization), 3 (Authorization; No Conflicts), which shall survive without limitation, (b) the representations and warranties set forth in the following Sections of Schedule 4.1: 7 (Tax and Other Returns and Reports), 9 (Indebtedness for Borrowed Money), 16 (Employee Benefits), and 21 (No Brokers or Finders), all of which shall survive until ninety (90) days after expiration of the applicable statute of limitations, including waivers and extensions thereof, or (c) claims based on criminal matters, fraud or intentional misrepresentation which shall survive without limitation.

6.6 Limitations on Indemnification. Notwithstanding anything contrary in this Agreement, Seller shall not be liable for indemnification for any Loss of an Indemnified Party to the extent such Loss exceeds the Holdback Amount (the “Seller’s Cap”); provided, however, that the Seller’s Cap shall not apply with respect to any indemnification obligation of Seller arising out of, relating to or resulting from bona fide claims by Buyer based on Losses caused by criminal matters, fraud, willful or intentional misrepresentation or breach, or gross negligence of the Seller.

6.7 Offset. If Buyer is entitled to any payment (whether in Equity Securities, cash or otherwise) from Seller under any arrangement between the Parties, Buyer shall have the right (but not the obligation), in addition to other rights and remedies (whether under this Agreement or applicable Law), to offset any such payment against the Holdback Amount.

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ARTICLE VII

TERMINATION OF OBLIGATIONS; SURVIVAL

7.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the Contemplated Transactions shall terminate if the Closing does not occur on or before close of business on August 31, 2010, unless extended by mutual consent in writing of Buyer and Seller and may otherwise be terminated at any time before the Closing as follows and in no other manner:

(a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

(b) Certain Conditions Not Met. By Buyer or Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer or Seller, respectively, to consummate the Contemplated Transactions as set forth in Sections 3.1 and 3.2 or 3.3, as applicable.

(c) Material Breach. By Buyer or Seller if there has been a material misrepresentation or material breach on the part of the other Party in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, Seller or Buyer, as the case may be, shall have ten (10) Business Days after receipt of notice from the other Party of its intention to terminate this Agreement pursuant to this Section 7.1(c) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other Party may so terminate this Agreement.

7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the provisions contained in Article VI (General) shall survive any such termination. A termination under Section 7.1 shall not relieve any Party of any Liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

ARTICLE VIII

GENERAL

8.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement,

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although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits and the Transaction Documents, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including the Non-Disclosure Agreement dated March 17, 2010 and any other non-disclosure, confidentiality or similar Contracts between Seller and Buyer (and any of their respective Subsidiaries).

8.3 Best Efforts; Further Assurances.

(a) Each Party shall use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the Transaction shall be effected substantially in accordance with its terms. The Parties shall cooperate with each other in such actions and in securing requisite Approvals.

(b) Each Party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request/as may be necessary or appropriate to consummate or implement the Transaction or to evidence such events or matters.

(c) After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns and shall provide, or cause to be provided at Seller’s sole cost and expense, to Buyer and its Affiliates any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the auditors of Seller and its Affiliates. After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer and its Affiliates in connection with any Tax investigation, audit or other proceeding relating to the Business.

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8.4 Expenses. Each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the Transaction, including the fees, expenses and disbursements of its Representatives and of securing Approvals and Permits required to be obtained by it.

8.5 Governing Law. This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by either Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, provided, however, the Company Act shall apply subject to the extent that the Company Act governs the sale of assets, or redemption of its own shares, of a company organized under the Laws of Japan without regard to conflicts of law doctrines that require application of another Law.

8.6 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration in accordance with this Section 8.6.

(b) Such arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties; provided, however, the Parties shall be entitled to discovery as provided in the U.S. Federal Rules of Civil Procedure. The location of the arbitration shall be in (i) San Francisco, California, if Seller is the Party initiating such arbitration, or (ii) in Tokyo, Japan, if Buyer is the Party initiating such arbitration. The arbitration shall be conducted in the English language.

(c) The arbitration shall be conducted by one arbitrator agreed to by both Parties. If the Parties fail to select an arbitrator within the thirty (30) days following a notice by the Party initiating arbitration to the other Party, then the arbitrator shall be appointed by the International Chamber of Commerce (the “ICC”).

(d) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. Such award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the non-prevailing Party or shall be recovered by the prevailing Party, as applicable, in any final judgment or arbitration award. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

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(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Law.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in U.S. Dollars, free from any deduction, offset or withholding for Taxes.

(g) For the avoidance of doubt, any dispute, controversy or claim between the Parties arising out of, or relating to, or in connection with any INTERCEPT Contract shall be governed by the terms of such INTERCEPT Contract including terms relating to governing law and dispute resolution.

8.7 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder to any Affiliate of Buyer.

8.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

8.10 Nondisclosure.

(a) Neither Seller nor any of its shareholders or representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Confidential Business Information (including any member list, record or financial information concerning the Business or the business or policies of Seller related to the Business that Seller or any representative of Seller may have learned as an owner or a shareholder of the Business or any of Subsidiaries).

(b) “Confidential Business Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Purchased Assets, the Assumed Liabilities or any Subsidiary including information relating to suppliers, distributors, customers, independent contractors or other business relations. Confidential Information shall

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not include any information if (A) such information becomes publicly available through no fault of Seller, (B) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required in connection with performing Seller’s obligations hereunder, (C) the furnishing or use of such information is required pursuant to applicable Law, or (D) the furnishing or use of such information is required by Seller to the extent necessary in connection with enforcing its rights hereunder.

8.11 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the Transactions and neither Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Transaction, without obtaining the prior consent of the other Party Buyer except to the extent required by the applicable rules and regulations of the stock exchange on which Buyer or any Affiliate is traded.

8.12 Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (c) if by international courier service, on the third (3rd) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to Buyer, addressed to:

Cerus Corporation

2550 Stanwell Drive

Concord CA 94520

Fax: +1 (925) 288-6278

Attn: Chief Legal Officer

If to Seller, addressed to:

BioOne Corporation

Toho Kodenma-cho Building 3F

16-5, Nihombashikodenma-cho

Chuo-ku, Tokyo 103-0001

Fax: +81-3-5652-3786

Attn: Akihiro Shimosaka, Ph.D.

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party in accordance with this Section 8.12.

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8.13 Remedies; Waiver. Subject to Section 6.6, all rights and remedies existing under this Agreement and the Transaction Documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of either Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

8.14 Attorney’s Fees. In the event of any Action by either Party arising under or out of, in connection with or in respect of, including any participation in bankruptcy proceedings to enforce against a Party a right or claim in such proceedings, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The Parties intend that the foregoing sentences of this Section 8.14 be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by Law, not be deemed merged into such judgment.

8.15 Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to either Party pursuant to this Agreement is made “to its knowledge” or “to its best knowledge” or words of similar intent or effect of either Party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

8.16 Definitions; Treatment of Ambiguities; Interpretation.

(a) Definitions. Capitalized terms used but not defined in the main body of this Agreement shall have the meanings assigned to them in Appendix A.

(b) Treatment of Ambiguities. Seller and Buyer each acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transaction. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

(c) Interpretation.

(i) Unless otherwise indicated herein, with respect to any reference made in this Agreement to an Article, Section, Paragraph, Appendix, Exhibit or Schedule, such reference shall be to an article, section or paragraph of, or an appendix, exhibit or schedule to, this Agreement.

(ii) The table of contents and any article, section or paragraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(iii) Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to be contrary, to be followed by the words “but (is/are) not limited to.”

(v) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference).

(vi) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(vii) Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(viii) All accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(ix) All references to “$” or “dollar” means U.S. dollar.

8.17 Specific Performance. Seller and Buyer each acknowledges that, in view of the uniqueness of the Business and the Transaction, each Party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

8.18 Severability. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provisions shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable provision with an enforceable provision which as closely as possible reflects and gives effect to such intent.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officers as of the date of latest signature below.

Cerus Corporation

By:	/s/ Claes Glassell
Its:	President & CEO
Date:	August 24, 2010

BioOne Corporation

By:	/s/ Akihiro Shimosaka
Its:	President & CEO
Date:	August 23, 2010

[Signature page to Asset Purchase and Redemption Agreement]

Appendix A

Definitions

“Accounting Books and Records” means any and all books and records that are or can be made available to the independent auditors for the purpose of auditing the financial statements and expressing an opinion thereon.

“Accounts” means any account or safe deposit box at any bank, trust company, savings, institution, brokerage firm, mutual fund or other financial institution.

“Action” means any claim, legal action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agreement” means has the meaning specified in the introductory paragraph.

“Approval” means all current and pending approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Approvals and Permits” means all Approvals and all Permits required for Seller to transfer of the Business and the Purchased Assets, to consummate the Transaction, or to prevent a breach or termination of any Assumed Contract.

“Associate” of a Person means:

(i) an entity or organization (other than a Party) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(iii) any relative or spouse of such person or any relative of such spouse.

“Assumed Contracts” means:

(i) the INTERCEPT Contracts;

(ii) any Contract by and among Cerus, any Baxter party, and BioOne or combination of them;

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Appendix A—1

(iii) Seller’s rights under any provision of any Contract that limits, restricts or otherwise prohibits any third party from disclosing or using information disclosed by Seller or any Subsidiary, to the extent that such rights can be assigned to Buyer without assignment to Buyer of the entire Contract.

“Assumed Liabilities” has the meaning specified in Section 1.2.

“Assumed Tax Benefits” means foreign tax credits, investment tax credits, net operating losses or other tax benefits of Subsidiaries for periods ended on or prior to the Closing.

“Balance Sheet Date” has the meaning specified in Section 5(a) of Schedule 4.1.

“Bankruptcy Code” means United States Bankruptcy Code, as may be amended from time to time.

“Base Price” has the meaning specified in Schedule 1.5.

“Baxter Parties” means Baxter Healthcare SA and Baxter Healthcare Corporation and (a “Baxter Party” means any of the foregoing entities).

“BioOne” has the meaning specified in the introductory paragraph.

“Books and Records” means all books, data, files, papers, correspondence, databases, information systems, program, software, documents and records, in both electronic and hard copy forms, other than Accounting Books and Records.

“Business” has the meaning specified in the recital.

“Business Day” means a day on which commercial banks are generally open to conduct their regular banking business in both Tokyo, Japan, and San Francisco, California.

“Buyback Right” has the meaning specified in Section 1.7(a)(ii).

“Buyback Right Trigger” has the meaning specified in Section 1.7(a).

“Buyback Right Trigger Notice” has the meaning specified in Section 1.7(a).

“Buyback Trigger Conditions” has the meaning specified in Section 1.7(b).

“Buyer” has the meaning specified in the introductory paragraph.

“Buyer Ownership Percentage” has the meaning specified in Schedule 1.5.

“Buyer Share” means a share of common stock of Buyer, with a par value of $0.001.

“China JV” means Beijing BioOne Medical Instrument Co., Ltd.

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Appendix A—2

“Closing” means the consummation of the Sale.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Act” means the Company Act of Japan (Kaisha-ho), Law No. 86 of July 26, 2005, as amended from time to time.

“Company Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program, policy, practice, fund or contract or any employment, consulting or personal services Contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by Seller, any Subsidiary or, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Seller or any Subsidiary (or any dependent or beneficiary of any such individual).

“Confidential Business Information” has the meaning set forth in Section 8.10.

“Contemplated Transaction” means the Sale, the Redemption and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Designated Contracts” means distribution agreements or similar agreements and arrangements of Seller or any of its Affiliates with any Person, including the distributor in Thailand, [*].

“Disclosure Schedule” means the Disclosure Schedule attached hereto. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that Section.

“Distributable Amount” has the meaning specified in Article 431 Paragraph 2 of the Company Act.

“Effective Date” has the meaning specified in the introductory paragraph.

“Encumbrance” means the Outbound Licenses, any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction

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Appendix A—3

(whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning specified in Section 1.3.

“Excluded Liabilities” has the meaning specified in Section 1.4.

“Fenwal” means Fenwal, Inc. or its Affiliates, as applicable.

“Financial Statements” has the meaning specified in Section 5(a) of Schedule 4.1.

“GAAP” means generally accepted accounting principles in Japan, as in effect from time to time.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, prefectual or local, domestic or foreign.

“Holdback Amount” has the meaning specified in Schedule 1.5.

“Holdback Period” means the period from the Closing Date until the six (6)-month anniversary of the Closing Date.

“Inbound Licenses” has the meaning specified in Section 11(h) of Schedule 4.1.

“Indebtedness for Borrowed Money” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed for deferred purchase price payments, (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and

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Appendix A—4

remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such indebtedness is assumed by such first Person, (ix) any guaranty of any indebtedness of any other Person.

“Indemnifiable Claim” means any Loss for or against which an Indemnified Party is entitled to indemnification under this Agreement.

“Indemnified Party” has the meaning specified in Section 6.1.

“Indemnifying Party” has the meaning specified in Section 6.3(a).

“Initial Purchase Price” has the meaning specified in Schedule 1.5.

“Intellectual Property Rights” means, all (i) patents, patent applications, patent disclosures, any reissues, divisionals, continuations, continuations-in-part and extensions thereof, (ii) trademarks, service marks, trade dress, trade names, brand names, logos, internet domain names and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), whether statutory or common Law, and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, including, without limitation, all derivative works, renewals, extensions, reversions or restorations of copyright, now or hereafter provided by applicable Laws, (iv) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, data, marketing plans and customer, prospect and supplier lists and information), (v) moral rights, rights of paternity or attribution, or any similar property rights, (vi) all causes of action for infringement (past, present, or future) for any of the foregoing, and (vii) any rights received under any license or other arrangement with respect to the foregoing.

“INTERCEPT Contracts” means the following Contracts: (i) the Commercialization Agreement, dated June 28, 2004, by and among the Baxter Parties, Buyer and Seller; (ii) the License Agreement, dated as of June 28, 2004, by and among the Baxter Parties, Buyer and Seller; (iii) Manufacturing and Supply Agreement, effective as of June 28, 2004, by and among Baxter, Buyer and Seller, (iv) the Commercialization Agreement, effective as of May 27, 2005, by and among the Baxter Parties and Seller; (v) the License Agreement, dated as of May 27, 2005, by and among Baxter Parties, Buyer and Seller; (vi) the Manufacturing and Supply Agreement, dated as of May 27, 2005, by and among Baxter Parties and Seller, and (vii) any amendments, supplements and related agreements to any of the foregoing.

“Intercompany Loans” means any loans, including any Indebtedness for Borrowed Money, from Seller to any Subsidiary and from any Subsidiary to Seller or another Subsidiary.

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Appendix A—5

“Intercompany Transactions” means all Contracts, courses of dealing and other relationships, including any matters relating to Intercompany Loans, Indebtedness for Borrowed Money or the provision of goods and services, between Seller and any Subsidiary or between Subsidiaries.

“IRS” means the Internal Revenue Service or any successor entity.

“JRC” means the Japan Red Cross Society.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order including the Company Act.

“Liability” means any direct or indirect liability, indebtedness, guarantees, obligation, expenses, costs, loss, damages or deficiencies, absolute or contingent, accrued or unaccrued, due or to come due, liquidated or unliquidated damages, whether or not made or asserted.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

“MHLW” means the Ministry of Health, Labour and Welfare of Japan.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, and (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, in each case as amended and in effect.

“Outbound Licenses” has the meaning specified in Section 11(h) of Schedule 3.1.

“Party” or “Parties” shall have the meaning specified in the introductory paragraph.

“Permit” means all current and pending license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

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Appendix A—6

“Power of Attorney” means a limited power of attorney, effective upon the Closing, by Seller irrevocably appointing Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable to fulfill Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (i) to demand and receive any and all Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise and/or settle any and all proceedings with respect to the Purchased Assets and Assumed Liabilities; (iii) to endorse and cash or deposit in an account of Buyer any and all checks or drafts received on account of any receivables; (iv) to make any filings required to transfer any Seller Group Intellectual Property Rights or any other Purchased Assets; (v) to receive and open all mail, packages and other communications addressed to Seller and relating to the Business; and (vi) in the name of Seller or otherwise, collect all receivables for its own account.

“Product” has the meaning specified in Section 1.1(b).

“Product Registrations” has the meaning specified in Section 1.1(g).

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning specified in Schedule 1.5.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Redeemed Shares” has the meaning specified in Section 1.5(a)(ii).

“Redemption Price” has the meaning specified in Schedule 1.5.

“Reference Share Price” has the meaning specified in Schedule 1.5.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Party” means (i) any shareholder, director or officer of any Subsidiary or Seller and (ii) any Affiliate or Associate of any of the foregoing, however, excluding Seller or any Subsidiary.

“Related Party Transactions” has the meaning specified in Section 17(a) of Schedule 4.1.

“Representative” means officers, directors, employees, attorneys, accountants, agents, and advisors of a Party.

“Sale” has the meaning specified in the recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

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Appendix A—7

“Seller” has the meaning specified in the introductory paragraph.

“Seller Group Contracts” has the meaning specified in Section 8(a) of Schedule 4.1.

“Seller Group Intellectual Property Rights” shall mean, (i) all Seller Group Registered Trademarks and (ii) all Intellectual Property Rights owned or used by Seller and/or any Subsidiary, including Intellectual Property Rights licensed under the INTERCEPT Contracts.

“Seller Group Registered Trademarks” has the meaning specified in Section 11(g) of Schedule 4.1.

“Services Provider” means any consultant or independent contractor for the development, distribution, operation and delivery of any Product.

“Share Certificates” has the meaning specified in Section 2.3(a).

“Singapore Subsidiary” means BBS Pte. Ltd.

“Stock Option” means any option, right or other security or instrument that is directly or indirectly convertible into or exchangeable or exercisable for Equity Securities of Seller or any Subsidiary including the warrant and the related convertible promissory notes dated April 20, 2006.

“Subsidiary” means any Person in which Seller (either alone or through or together with any other Subsidiary) owns or controls, directly or indirectly, 50% or more of the capital stock or equity securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person. For the avoidance of doubt, Subsidiaries of Seller shall mean each of the China JV and the Singapore Subsidiary.

“Tax” means any foreign, federal, state, county or local income, alternative minimum, capital gains, sales use, excise, franchise, unitary, real and personal property, transfer, documentary transfer, value-added, gross receipt, stamp, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Tax Records” means Tax Returns and Tax Return workpapers required to be maintained under applicable Law.

“Tax Return” means a report, return or other information (including all schedules and attachments) required to be supplied to a Governmental Entity with respect to Taxes including where permitted or required, combined or consolidated returns for any group of entities that includes any Subsidiary or Seller.

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Appendix A—8

“Trading Day” means any day on which the NASDAQ is open for trading.

“Transaction” means the Sale, the Redemption and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer or Seller in connection with the Transaction.

“Transaction Expenses” means all fees, costs and expenses of attorneys, investment banker, accountants, and any other fees, costs and expenses incurred by Seller or any Subsidiary in connection with this Agreement or the Transaction which shall remain unpaid as of the Closing Date, including all amounts payable to (i) Mr. Mitsuhiko Nakamoto, individually or (ii) the firm of Nakamoto & Nakamoto.

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Appendix A—9

Schedule 1.5

Purchase Price Related Definitions

A.	Definitions.

“Base Price” means $5,000,000.

“Buyer Ownership Percentage” means 27.9%.

“Holdback Amount” means $721,000, which is equal to twenty percent (20%) of the Purchase Price.

“Initial Purchase Price” means $2,884,000, which is equal to eighty percent (80%) of the Purchase Price.

“Purchase Price” means the Base Price less the Redemption Price.

“Redemption Price” means $1,395,000, which is the product of the Base Price and the Buyer Ownership Percentage.

“Reference Share Price” means the average closing sale prices for the Buyer Shares on NASDAQ for the twenty (20) Trading Day period ending on and including the Trading Day immediately preceding the fifth (5th) Trading Day prior to the Effective Date.

Schedule 1.5—1

B.	Summary of Amounts.

For the avoidance of doubt, the amounts set forth in the definitions of this Schedule 1.5 were determined as follows:

(i) Base Price	$5,000,000
(ii) Redemption Price (Base Price x Buyer Ownership Percentage) $5,000,000 x 27.9% = $1,395,000	$1,395,000
(iii) Purchase Price (Base Price – Redemption Price) $5,000,000 – 1,395,000 = $3,605,000	$3,605,000
(iii) Initial Purchase Price (Purchase Price x 80%) $3,605,000 x 80% = $2,884,000	$2,884,000
(iv) Holdback Amount (Purchase Price x 20%) $3,605,000 x 20% = $721,000	$721,000

For the avoidance of doubt, the number of Buyer Shares representing the Initial Purchase Price and Holdback Amount will be calculated as follows:

Shares for Initial Purchase Price	=	$2,884,000 ÷ Reference Share Price*
Shares for Holdback Amount	=	$721,000 ÷ Reference Share Price*

*	Rounded down to nearest whole share.

Schedule 1.5—2

Schedule 4.1

Representations and Warranties of Seller

Except as otherwise clearly set forth on the Disclosure Schedule delivered to Buyer herewith, Seller represents, warrants and agrees as follows:

1. Organization and Related Matters.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any other Transaction Documents to which it is a party and consummate the transactions contemplated by this Agreement and by such other Transaction Document.

(b) Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in such jurisdictions where so required under applicable Law.

2. Capitalization; Equity Securities.

(a) Section 2(a) of the Disclosure Schedule sets forth (i) the aggregate number of issued and outstanding Equity Securities of Seller and (ii) the amount of capital in Seller’s Accounting Books and Records as of certain dates.

(b) The only Subsidiaries are (i) the China JV, of which Seller owns shares of common stock of the China JV, and (ii) the Singapore Subsidiary, of which Seller owns 30,000 shares of the outstanding common stock of the Singapore Subsidiary. Seller owns all of the outstanding Equity Securities of the Singapore Subsidiary, beneficially and of record, and all of such Equity Securities are owned by Seller free and clear of any Encumbrance.

3. Authorization; No Conflicts.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller has been duly and validly authorized by the Board of Directors and shareholders of Seller and by all other necessary corporate action and procedures on the part of Seller, pursuant to the Company Law or any other applicable laws and regulations and the articles of incorporation or any other internal regulations of Seller. This Agreement and any other Transaction Documents to which Seller is a party constitute the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

(b) Neither the execution, delivery and performance of any Transaction Documents, including this Agreement, nor the consummation of the Transaction, by Seller or any Subsidiary,

Schedule 4.1—1

will (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of any of such entities or any Contract of any of such entities, (ii) result in the imposition of Encumbrance against any assets or properties of Seller or any Subsidiary or any of the Purchased Assets or (iii) violate any Law.

(c) The execution and delivery by Seller and the performance of this Agreement and any Transactions by Seller or any Subsidiary will not require consent or waiver from, filing or registration with, or the issuance of any Permit or Approval by, any other Person or Governmental Entity, except as explicitly required in this Agreement.

(d) The purchase and acquisition of the Redeemed Shares by Seller, including the amount of the Redemption Price and the reduction and offset against the Base Price, does not and will not violate any Laws and will not be declared or be deemed null and void under the Company Law or other applicable Law or the Organizational Documents or other internal rules or regulations of Seller. On the Closing Date, Seller (i) has sufficient Distributable Amounts and has otherwise satisfied all other requirements under the Company Law and any other applicable Law and the Organizational Documents or other internal rules or regulations of Seller in order to consummate the Redemption, (ii) has received all necessary consents and have completed any other procedures, including approval from Seller’s shareholders in connection with the consummation of the redemption and purchase of the Redeemed Shares, and (iii) none of Seller’s shareholders has exercised its rights to sell its Equity Securities to Seller or have such Equity Securities otherwise be purchased or redeemed by Seller or Buyer in connection with the Redemption or otherwise or made any other claim that may arise out or are in connection with any and all such rights.

4. Books and Records. The Books and Records of Seller included in the Purchased Assets are complete and correct in all material respects and complete with respect to the Business. Each transaction relating to the Business is properly and accurately recorded on the respective Books and Records of Seller and its Subsidiaries, and each document upon which entries in such Books and Records are based is complete and accurate in all material respects.

5. Financial Statements.

(a) Audited Financial Statements. Seller has delivered to Buyer true and complete copies of:

(i) the audited consolidated balance sheets of Seller and the related audited consolidated statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for such fiscal years ended on May 31, 2009 (the “Balance Sheet Date”) and May 31, 2008 (including the notes thereto), each accompanied by the audit report of KPMG Azusa & Co., and

(ii) the unaudited consolidated balance sheets of Seller and the related unaudited consolidated statements of operations, changes in stockholder’s equity and changes in financial position or cash flow for such fiscal year ended on May 31, 2010 ((i) and (ii) collectively, the “Financial Statements”).

Schedule 4.1—2

(b) Preparation and Presentation of the Financial Statements. The Financial Statements (i) have been prepared in conformity with GAAP consistently applied (except for changes, if any, required by GAAP and disclosed therein), (ii) present fairly the results of the operations and cash flows of Seller and the Subsidiaries for the respective periods covered, and (iii) present fairly the financial condition of Seller and the Subsidiaries as of their respective dates. Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of Seller or any Subsidiary.

6. Absence of Changes. Since May 31, 2009, (a) Seller and each of its Affiliates has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any material damage, destruction or other material physical loss with respect to the Business of Seller and its Affiliates and any Purchased Assets, and (c) no event or circumstance has occurred that could reasonably make any representation or warranty contained herein, if made as of the date of such event or circumstance, untrue or incorrect in any material respect.

7. Tax and Other Returns and Reports.

(a) Seller and each Subsidiary shall have timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required Tax Returns and has timely paid all Taxes in full when due. Adequate provision has been made in the Books and Records of Seller and each Subsidiary, and in the Financial Statements, for all Taxes whether or not due and payable and whether or not disputed. All required Tax Returns are true, accurate and complete in all material respects. No Governmental Entity has, during the past three (3) years, examined or is in the process of examining any Tax Returns of Seller or any Subsidiary. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of Seller, threatened to propose or assert, against Seller or any Subsidiary, any deficiency, assessment or claim for Taxes.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Purchased Assets.

8. Contracts.

(a) Seller has provided current and complete copies of all Contracts to which either Seller or a Subsidiary is a party or any property of a Seller or a Subsidiary is subject to or by which it is bound (the “Seller Group Contracts”). All Seller Group Contracts (including each Designated Contract) in effect as of the Effective Date are listed in Section 8(a) of the Disclosure Schedule.

(b) Each Assumed Contract is legal, valid, binding and enforceable and in full force and effect. Seller or a Subsidiary, as the case may be, has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or any Subsidiary, as the case may be (or, to the best knowledge of Seller or a Subsidiary, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. The consummation of the Transaction will not (and will not give any person a right to) (i) terminate or modify any

Schedule 4.1—3

rights of, or accelerate or augment any obligation of, either Seller or a Subsidiary under any Assumed Contract or (ii) create, accelerate or augment any rights of any party to any Assumed Contract or cause any rights of such party to become enforceable.

9. Indebtedness for Borrowed Money. None of Seller or its Subsidiaries has any direct or indirect Indebtedness for Borrowed Money.

10. Condition of Purchased Assets; Leases.

(a) Seller has (i) good and marketable title to the Purchased Assets, free and clear of any Encumbrances and (ii) all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances.

(b) Section 10(b) of the Disclosure Schedule sets forth the following information for each Product owned, maintained or controlled by Seller or any Subsidiary: (i) the type of Product, (ii) the location, including the name and address, where such Product is currently located or stored, (iii) the number of Products at such location.

11. Intellectual Property.

(a) Seller (i) has sole title to and ownership of all Seller Group Intellectual Property Rights and (iii) will have such title, and ownership as of and immediately following the Closing. All such Seller Group Property Intellectual Property Rights is owned solely and exclusively by Seller, free and clear of any Encumbrances or other rights or claims of others of any third party.

(b) Seller (i) possess legally enforceable rights to use (in the manner currently used on the conduct of the Business as of the Closing) all Third Party Intellectual Property Rights under valid and subsisting written license agreements and (ii) will continue to possess such rights as of and immediately following the Closing.

(c) Neither Subsidiary uses or has any title to, ownership of, or other interest in and to any Seller Group Intellectual Property Rights.

(d) Neither Seller nor any Subsidiary has (i) misappropriated, infringed or is otherwise in conflict with the Intellectual Property Rights of any other Person in any respect or (ii) received any notice of any threatened claims (x) against Seller or any Subsidiary of infringement, unauthorized use, or violation of any Intellectual Property Rights of others or (y) contesting the right of Seller or any Subsidiary to use, sell, exercise, license transfer or dispose of any Seller Group Intellectual Property Rights, the Products, or any products, processes, materials or services covered thereby in any manner.

(e) To the knowledge of each Subsidiary and Seller, none of the Seller Group Intellectual Property Rights is being infringed by the activities, products or services of, or is being misappropriated by, any Person. Neither Seller nor any Subsidiary has (i) made any such claims against any Person or (ii) any knowledge of any facts or circumstances involving any Person who is infringing, violating, misappropriating or otherwise misusing any Seller Group Property Rights.

Schedule 4.1—4

(f) All Seller Group Intellectual Property Rights owned, licensed to, or held by Seller or a Subsidiary are valid or enforceable. Neither Seller nor any Subsidiary has received any notice challenging the ownership, use, validity or enforceability of any Seller Group Intellectual Property Rights.

(g) Section 11(g) of the Disclosure Schedule lists all registered trademarks , including the jurisdictions in which each item has been issued or registered or in which such application has been filed, other then trade name, trademarks or service marks that include the “BioOne” name (collectively, the “Seller Group Registered Trademarks”).

(h) There is no license, sublicense, Contracts or other instrument (i) granting to Seller or any Subsidiary any right to use any Intellectual Property Rights owned by any third party (other than end-user licenses granted relating to “off the shelf” computer software that is generally available) except from the Baxter Parties, Fenwal and Buyer and (ii) under which Seller or any Subsidiary has granted, will grant or has any obligation to grant, any right to use any Intellectual Property Rights, including any Intellectual Property Rights licensed under any INTERCEPT Contracts except for exclusive marketing rights to each Subsidiary and Seller’s distributor in Thailand.

(i) Neither Seller nor any Subsidiary is in default under any Outbound Licenses or Inbound Licenses nor, to the knowledge of Seller or any Subsidiary, is any other party thereto in default.

(j) Seller has made available to Buyer correct and complete copies of all registrations and applications for or related to any Company Registered Intellectual Property Rights, relating to the Seller Group Intellectual Property Rights, each as amended to date. Each registration relating to Seller Group Intellectual Property Rights (excluding Third Party Intellectual Property Rights), if any, was properly registered and is in good standing and enforceable under applicable Laws and no renewal, fee, payment or other actions are required to be taken with respect to any registration within six months after the Closing Date. Neither Seller nor any Subsidiary has pending applications relating to the Seller Group Intellectual Property Rights.

(k) With respect to each item of Third Party Intellectual Property Rights and the Inbound Licenses, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating thereto.

(l) Seller and each Subsidiary has used commercially reasonable efforts, customary in the industry, to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy of confidential Seller Group Property Rights. All directors, officers and consultants of Seller and each Subsidiary who have had access to proprietary information or Seller Group Intellectual Property Rights have executed and delivered to Seller or such Subsidiary, as the case may be, agreements (copies of which have been provided to Buyer) to maintain the confidentiality of the proprietary information and the Seller Group Intellectual Property Rights and to assign to Seller all Intellectual Property Rights arising from the services performed for Seller or such Subsidiary by such persons.

Schedule 4.1—5

12. Legal Proceedings. There is no Order or Action pending, or, to the best knowledge of Seller, threatened, against or affecting Seller or any Subsidiary or any of their respective properties or assets. There is no matter as to which Seller or any Subsidiary has received any notice, claim or assertion, or, to the best knowledge of Seller, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any Subsidiary or any other Person, nor to the best knowledge of Seller, any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Seller or any Subsidiary.

13. Product Registrations. Section 13 of the Disclosure Schedule sets forth the following information for each Product Registration of Seller and the Subsidiaries, including any Product Registrations that are pending: (i) the type of Product Registration; (ii) the applicable country of the Product Registration; (iii) the name and products covered under the Product Registration; (iv) the expiration date; (v) the key requirements to maintain the Product Registration and (vi) the amount of renewal fees and date when such renewal fee is payable. All Product Registrations (other than those pending) are valid and in full force and effect and will remain in full force and effect upon consummation of the Transactions. No suspension, cancellation or termination of any such Product Registration is threatened or imminent.

14. Compliance with Law.

(a) Each of Seller and the Subsidiaries is organized and have conducted its businesses in accordance with applicable Laws, and the forms, procedures and practices of are in compliance with all such Laws, to the extent applicable.

(b) The use and operation of the Purchased Assets are in compliance in all material respects with all applicable Laws including environmental, health and safety standards, and there are no violations of any such Laws.

15. Labor Matters; Independent Contractors.

(a) Labor Relations. Each Subsidiary (i) does not have any employees and (ii) is not a party to or bound by any collective bargaining or other labor-related Contract with any labor union or labor organization with respect to any of its employees.

(b) Compliance with Employment Laws. Each Subsidiary has complied with all applicable Laws respecting employment and employment practices, equal employment opportunity, wages and hours, immigration, occupational health and safety, workers’ compensation, independent contractor classification and the withholding and reporting of all amounts required by Law or by agreement to be withheld and reported with respect to wages, and such Subsidiary is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any such Laws.

(c) Unpaid Compensation; Loans. No Subsidiary is delinquent to, or has failed to pay, any of its current or past employees, Service Providers and other consultants and independent contractors for any wages (including overtime), salaries, commissions, bonuses, severance or other payments for any services performed by them, amounts to be reimbursed to such individuals or entities or arising from the termination of such services or this Agreement.

Schedule 4.1—6

(d) Employment-Related Claims. There are no grievances, unfair labor practice complaints, or other Actions or Orders pending or threatened against any Subsidiary by or on behalf of any present or former employee, any applicant for employment, or any present or former Service Provider, independent contractor and consultant.

16. Employee Benefits. No Subsidiary has any Company Plan.

17. Related Party Transactions.

(a) No Person listed below (collectively, the “Related Party Transactions”) has any interest in any of the Purchased Assets, the Assumed Liabilities or any Subsidiary:

(i) any Affiliate of Seller or any Subsidiary,

(ii) any officer or director of Seller or any Subsidiary; and/or

(iii) any Associate of any such individual.

The consummation of the Transactions will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any Subsidiary or the successor or assign of any thereof to any Person.

(b) Without Liability to Buyer, all Intercompany Transactions (including Intercompany Loans) and Related Party Transactions including, any and all loans or other extensions of credit made or guaranteed by a Subsidiary for the benefit of Seller, and all Termination Contracts have been settled and otherwise terminated in full.

18. Reserved.

19. Reserved.

20. Commercial Relationships.

(a) Schedule 20(a) of the Disclosure Schedule (i) sets forth all distributors, sales representatives, manufacturers, suppliers and other agents of Seller and the Subsidiaries for the manufacture, distribution, sale, licensing, and other exploitation of the Products and (ii) identifies any Persons to whom Seller or any Subsidiary has granted any exclusive or other preferential rights in connection with any Product. Seller and its Subsidiaries have terminated any and all Contracts entered into with any of the Person described the foregoing (i) and granting any of the rights described in the foregoing (ii) except to the extent any such Contracts are Purchased Assets or Assumed Liabilities.

(b) Neither Seller nor any Subsidiary is (i) restricted from selling, licensing, manufacturing, distributing or otherwise exploiting any Products, in any geographic area, during

Schedule 4.1—7

any period of time or in any market segment or (ii) subject to any Contract requiring the subcontracting or outsourcing of the manufacture or assembly of any portion of the Products to any Person.

21. No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transaction.

22. Accuracy of Information. All information furnished by or on behalf of Seller to Buyer or its Representatives in connection with this Agreement and the Transaction is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. None of the information supplied or to be supplied by or on behalf of Seller or any Subsidiary to Buyer or its Representatives in connection with the Transaction, did contain, or at the respective times such information is delivered or becomes effective, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to its delivery and prior to Closing becomes untrue or misleading in any material respect, Seller will promptly notify Buyer in writing of such fact and of the reasons for such change.

23. Investment Representations. Seller understands that the Buyer Shares have not been registered under the Securities Act. Seller also understands that the Buyer Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Agreement. Seller hereby represents and warrants as follows:

(a) Seller Bears Economic Risk. Seller is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Seller must bear the economic risk of this investment indefinitely unless the Buyer Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Seller understands that Buyer has no present intention of registering the Buyer Shares.

(b) Acquisition for Own Account. Seller is acquiring the Buyer Shares for Seller’s own account for investment only, and not with a view towards their distribution.

(c) Seller Can Protect Its Interest. Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Non-U.S. Person. At the time of execution of the Agreement, Seller is located outside of the Unites States and is not a “U.S. person” as defined in Rule 902 of Regulation S. The office or offices of Seller in which its investment decision was made is located at the address or addresses of Seller set forth in Section 8.12.

Schedule 4.1—8

(e) Buyer Information. Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with directors, officers and management of Buyer and has had the opportunity to review Buyer’s operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from, Buyer and its management regarding the terms and conditions of this investment.

(f) Binding Effect. Seller represents that it has the full power and authority to purchase the Buyer Shares, its agreement to purchase the Buyer Shares constitutes a valid and binding agreement enforceable in accordance with its terms, and the purchase of the Buyer Shares as contemplated hereby will not conflict with or otherwise violate any of its charter documents or any other of its obligations.

24. Transfer Restrictions. Seller acknowledges and agrees that the Buyer Shares are subject to restrictions on transfer as set forth in Section 5.8.

Schedule 4.1—9

Schedule 4.2

Representations and Warranties of Buyer

Buyer represents, warrants and agrees as follows:

1. Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its organization. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any other Transaction Documents to which it is a party.

2. Authorization. The execution, delivery and performance of this Agreement and any other Transaction Documents by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

3. No Conflicts. The execution, delivery and performance of this Agreement and any other Transaction Documents by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract.

4. No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the Transaction.

5. Redeemed Shares. Buyer owns all of the Redeemed Shares beneficially and of record, free and clear of any Encumbrance, and shall transfer and deliver to Buyer at the Closing valid title to such Redeemed Shares, free and clear of any Encumbrances.

6. Buyer Shares. On the Closing Date, Buyer shall transfer and deliver to Seller the Buyer Shares, free and clear of any Encumbrance, except as set forth in the Transaction Documents. The Buyer Shares shall (i) be duly and validly issued, fully paid and nonassessable, (ii) not be subject to preemptive or any other similar rights of any Person and (iii) be issued in compliance with all applicable Laws. As of the Closing Date, an aggregate of approximately 38,830,000 shares of outstanding and issued common stock of Buyer will be issued and outstanding excluding shares issued in connection with the Closing.

Schedule 4.2—1

Exhibit 2.2(a)

Form of Accounting Opinion

平成２２年８月27 日

貴社分配可能額等に関する意見書

バイオワン株式会社
代表取締役　下坂皓洋　殿

●●公認会計事務所
公認会計士　●●

当職はバイオワン株式会社（「貴社」）から委嘱を受けた独立の公認会計士として、貴社が、貴社株主CerusCorporation（「Cerus」）との間で、本意見書添付の締結済みAsset Purchase and Redumption Agreement に基づき企図している、Cerus からの、Cerus 保有に係る貴社株式（普通株式箆20､000 株、A 種優先株式5､000 株、B 種優先株式15､911 株、C 種優先株式11, 720 株。以下、これらを併せて「本件自己株式」）の[1､367､500 ] 米ドル相当のCerus 株式を対価とした取得行為（「本件自己株式取得」）に関し、以下の事項を証明します。なお、本件に自己株式取得の効力は、本日発生することを前提とします。

（１）貴社は最終事業年度である平成22 年5 月31 日をもって終了する事業年度の株主総会により承認された平成22 年5 月31 日現在の貸借対照表において、合法的かつ有効に、本件自己株式を取得し、その他本件自己株式取得を実行するために十分かつ適切な分配可能額（会社法461 条第2項に定義されるものをいう。）を確保している。

（２）平成22 年5 月31 日後、本意見書の日付までに、会社法および会社計算規則に定める分配可能額の増減は無く、貴社は合法的かつ有効に、本件自己株式を取得し、その他本件自己株式取得を実行するために必要な会社法および会社計算規則に定める財務要件を全て満たしている。

[以下、理由など]

添付：Asset Purchase and Redemption Agreement

Exhibit 2.2(a)—1

[Translation]

August 27, 2010

Opinion regarding Distributable Amounts, Etc., of BioOne Corporation

BioOne Corporation

Representative Director Akihiro Shimosaka

   —— Accounting Firm

CPA    ——     (Seal)

With respect to the acquisition (the “Acquisition”) by BioOne Corporation (“BioOne”) of certain BioOne shares (20,000 Common Shares, 5,000 Series A Preferred Shares, 15,911 Series B Preferred Shares, and 11,720 Series C Preferred Shares; collectively the “BioOne Shares”) owned by shareholder Cerus Corporation (“Cerus”) in consideration of Cerus shares with a value of [$1,367,500], pursuant to that certain executed Asset Purchase and Redemption Agreement attached hereto, we hereby certify as follows in our capacity as independent certified public accountants retained by BioOne. This opinion is based on the assumption that the Acquisition was made effective the date hereof.

(1)	BioOne has sufficient and adequate Distributable Amounts (as defined in the Company Act Art. 461(2)) to legally and validly acquire the BioOne Shares and otherwise effect the Acquisition, under the balance sheet as of May 31, 2010, which has been approved by the BioOne shareholders’ meeting for the last business year ended on May 31, 2010.

(2)	There has not been any change in the Distributable Amounts, as determined by the Company Act and the Company Accounting Rules [promulgated under the Company Act], since May 31, 2010, until the date hereof, and BioOne has satisfied all financial requirements under the Company Act and the Company Accounting Rules [promulgated under the Company Act] necessary to legally and validly acquire the BioOne Shares and otherwise effect the Acquisition.

[Other background, etc.]

Attachment: Asset Purchase and Redemption Agreement

Exhibit 2.2(a)—2